Exhibit 99.1

Media Contact: Joan Palm
U.S. Telephone: 651.310.2685
E-mail: joan.palm@stpaul.com

Investor Contact: Laura Gagnon
U.S. Telephone: 651.310.7696
E-mail: laura.gagnon@stpaul.com

FOR IMMEDIATE RELEASE

Western MacArthur Bankruptcy Court approves
The St. Paul Companies’ 2002 asbestos settlement

ST. PAUL, Minn., Jan. 28, 2004 — The St. Paul Companies (NYSE: SPC) announced today that the U.S. Bankruptcy Court for the Northern District of California has issued an order approving The St. Paul’s June 2002 asbestos-related settlement with MacArthur Co., Western MacArthur Co. and Western Asbestos Company (the “MacArthur Entities”), and confirming the MacArthur Entities’ proposed Plan of Reorganization.

        The Plan of Reorganization includes an injunction in favor of The St. Paul against any direct or indirect liability for asbestos-related claims against the MacArthur Entities. Under the injunctions, all current and future asbestos-related claims of the MacArthur Entities will be channeled to, and paid solely from, the trust established by the Plan.

        The St. Paul completed its funding obligations under the 2002 settlement agreement in January 2003 through payments under an escrow agreement. Following final confirmation of the Bankruptcy Court’s ruling, the escrowed funds will be released to the trust established by the Plan for the payment of the MacArthur Entities’ asbestos-related claims.

        The St. Paul Companies provides commercial property-liability insurance and asset management services. The St. Paul reported 2002 revenue from continuing operations of $8.9 billion and total assets of $39.9 billion. For more information about The St. Paul and its products and services, visit the company’s Web site, www.stpaul.com.

Certain statements made by the company in this release may constitute forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: competitive considerations, including the ability to implement price increases; the frequency and severity of catastrophic events; our achievement of planned expense savings; the timing and impact of our exiting of certain types of business; changes in the demand for, pricing of, or supply of reinsurance or insurance; increased competitive pressure; the loss of significant customers; worse than anticipated loss developments from business written in prior years; losses due to foreign currency exchange rate fluctuations; changes in our estimate of insurance industry losses resulting from the September 11, 2001, terrorist attack; the potential impact of the global war on terrorism and Federal solutions to make available insurance coverage for acts of terrorism; regulatory developments; general economic conditions, including changing interest rates, rates of inflation and the performance of the financial markets; judicial decisions and rulings; changes in domestic and foreign laws, regulations and taxes; effects of acquisitions and divestitures; and various other factors. We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.